Exhibit 23.1



                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30563) pertaining to the Ashland Coal, Inc. Employee Thrift Plan and in the related Prospectus, the Registration Statement (Form S-8 No. 333-30565) pertaining to the Arch Coal, Inc. 1997 Stock Incentive Plan and in the related Prospectus, and the Registration Statement (Form S-8 No. 333-30567) pertaining to the Coal-Mac, Inc. Savings and Retirement Plan and in the related Prospectus of our report dated January 22, 1997, with respect to the consolidated financial statements of Ashland Coal, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Current Report (Form 8-K).



                                          /s/ ERNST & YOUNG LLP

Louisville, Kentucky
July 11, 1997